Exhibit 2.2

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT, dated this 7th day of February, 2011, by and among Kevin DeSanctis (“DeSanctis”), and Revel AC, Inc., a Delaware corporation (“Revel”).

WHEREAS, DeSanctis desires to contribute to Revel all of the outstanding limited liability company interests of Revel Acquisition, LLC, a single-member Limited Liability Company organized under the laws of the State of Delaware (the “Company”) represented by 100 Units (collectively, the “Units”), in exchange for 15,882,353 shares of Common Stock, $0.0001 par value per share of Revel (collectively, the “Shares”), subject to the terms and conditions set forth in this Agreement.

WHEREAS, Revel desires to contribute to DeSanctis the Shares in exchange for the Units, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

1.	CONTRIBUTION AND EXCHANGE OF UNITS AND SHARES

1.1 Contribution of Units. Upon the terms and subject to the conditions of this Agreement, as of the date of this Agreement, DeSanctis agrees to transfer, assign and deliver to Revel all of the Units in exchange for the Shares. DeSanctis shall transfer the Units to Revel against transfer of the Shares by Revel to DeSanctis.

1.2 Contribution of Shares. Upon the terms and subject to the conditions of this Agreement, as of the date of this Agreement, Revel agrees to transfer, assign and deliver to DeSanctis all of the Shares in exchange for the Units. Revel shall issue the Shares to DeSanctis against transfer of the Units by DeSanctis to Revel.

2.	REPRESENTATIONS AND WARRANTIES OF DESANCTIS

DeSanctis hereby represents and warrants to Revel as follows:

2.1 Ownership of Units. The Units are all of the outstanding equity interests of the Company and no option, warrant, contract or other right to acquire equity interests of the Company is outstanding. DeSanctis is the sole record and beneficial owner of the Units, and has good and marketable title thereto, free and clear of any and all liabilities, liens, security interests, pledges, restrictions, claims, charges or other encumbrances or equities of any kind, nature, or description.

2.2 Due Execution. This Agreement has been duly executed by DeSanctis and the execution and delivery and performance of this Agreement by him will not violate, or result in a breach of, or constitute a default under, any agreement, instrument, judgment, order or decree to which he is a party or to which he may be subject, nor will such execution or performance constitute a violation of or conflict with any fiduciary duty to which he is subject.

2.3 Due Authorization. DeSanctis has the full right, power, authority and capacity to enter into and perform this Agreement and to convey and assign to Revel the Units, without any other or further authorization, action or proceeding.

3.	REPRESENTATIONS AND WARRANTIES OF REVEL

Revel hereby represents and warrants to DeSanctis as follows:

3.1 Due Execution. This Agreement has been duly executed by Revel and the execution and delivery and performance of this Agreement by Revel will not violate, or result in a breach of, or constitute a default under, any agreement, instrument, judgment, order or decree to which Revel is a party or to which Revel may be subject, or Revel’s Certificate of Incorporation or By-Laws.

3.2 Due Authorization. Revel has the full right, power, authority and capacity to enter into and perform this Agreement and to convey and assign to DeSanctis the Shares, without any other or further authorization, action or proceeding.

4.	MISCELLANEOUS

4.1 Entire Agreement. This Agreement and the documents to be delivered hereunder constitute the entire understanding and agreement between the parties hereto concerning the subject matter hereof. All negotiations between the parties hereto are merged into this Agreement, and there are no representations, warranties, covenants, understandings or agreements, oral or otherwise, in relation thereto between the parties other than those incorporated herein and to be delivered hereunder. Nothing expressed or implied in this Agreement is intended or shall be construed so as to grant or confer on any person, firm or corporation other than the parties hereto, any rights or privileges hereunder.

4.2 Execution in Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

4.3 Governing Law. This Agreement is being delivered in and shall be construed in accordance with and governed by the laws of the State of Delaware.

IN WITNESS WHEREOF, the parties hereto have caused this Contribution Agreement to be duly executed, all as of the date and year first above written.

/s/ Kevin DeSanctis
Kevin DeSanctis

REVEL:

REVEL AC, INC.

By:	/s/ Kevin DeSanctis

Name:	Kevin DeSanctis
Title:	Chief Executive Officer and President